Exhibit 99.1

Halliburton Code of Business Conduct

General Policy Regarding Laws & Business Conduct

Halliburton Company & Subsidiary Companies

CORPORATE POLICY

Date: December 7, 2005

Index No.: 3-0001

PURPOSE

The Code of Business Conduct of Halliburton Company contains the specific Corporate Policies adopted by the Board of Directors that relate to the legal and ethical standards of conduct of Directors, Employees and agents of the Company. The Corporate Policies listed in the index set forth in Corporate Policy 3-0000 constitute the Code of Business Conduct and govern the conduct of business by the Company.

The purpose of this General Policy Regarding Laws and Business Conduct is to provide a general statement regarding the Company’s expectations as to the legal and ethical nature of conduct of the Company’s Directors, Employees and agents while acting on the Company’s behalf and to provide for the administration of the Company’s Code of Business Conduct.

This Corporate Policy 3-0001 is intended to enhance the qualifications of the Code of Business Conduct as a program that, under the United States Sentencing Guidelines, is reasonably designed, implemented and enforced so as to be generally effective in preventing and detecting criminal conduct, and that promotes an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Moreover, this Code of Business Conduct applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company believes that this Code of Business Conduct exceeds the requirements of the definition of a “Code of Ethics” as set forth in the regulations of the United States Securities and Exchange Commission (‘SEC”) issued pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. However, for purposes of clarity and to ensure compliance with Section 406, this Code of Business Conduct as it applies to these listed officers is designed to deter wrongdoing and promote:

(1)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

(2)	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company

(3)	compliance with applicable governmental laws, rules and regulations

(4)	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

(5)	accountability for adherence to the Code.

Definitions:

As used in the Code of Business Conduct:

“Company” means Halliburton Company, a Delaware corporation, its divisions, subsidiaries, and successors.

“Director” means any Director of Halliburton Company.

“Employee” means any employee of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

“High Level Personnel” means individuals who have substantial control over the Company or who have a substantial role in policy-making within the Company, including Directors, executive officers and individuals in charge of a major business or functional unit of the Company, such as sales, administration or finance.

“Laws” means laws, rules and regulations of governmental agencies and authorities.

“Policy Committee” means the Policy Committee of the Company.

Policy:

A.	Standards of Conduct.

It is the Company’s policy to observe and comply with all Laws applicable to it or the conduct of its business wherever located. In some situations the applicable Law of the United States may conflict with the applicable Law of another country. In such cases the Company will endeavor to resolve such conflict following the guidance of its Law Department. Where such a conflict cannot be resolved, the applicable Law of the United States will be observed and complied with by the Company.

The Code of Business Conduct applies to agents of the Company as well as its Directors and Employees. However, in the case of agents whose activities are wholly outside the United States, Corporate Policy No. 3-0007 establishes the policies and procedures to be observed with respect to such agents.

The Code of Business Conduct sets forth specific Corporate Policies governing the conduct of the business of the Company. These policies were developed and are intended to be applied in good faith with reasonable business judgment to enable the Company to achieve its operating and financial goals within the framework of the Law.

It is the personal responsibility of each Director, Employee and agent of the Company to adhere to the standards and restrictions, whether imposed by Law or the Code of Business Conduct, applicable to his or her assigned duties and responsibilities and to conduct himself or herself accordingly. Such standards and restrictions require each Director, Employee and agent to avoid any activities which would involve the Company in any practice which is not in compliance with the Code of Business Conduct. Any Director, Employee or agent who does not adhere to such standards and restrictions is acting outside the scope of his or her employment, responsibilities or agency.

Beyond legal compliance, all Company Directors, Employees and agents are expected to observe high standards of business and personal ethics in the discharge of their assigned duties and responsibilities. This requires the practice of fair dealing, honesty and integrity by Directors and Employees in every aspect of dealing with other Company Employees, the public, the business community, shareholders, customers, suppliers, competitors and governmental and regulatory authorities. Directors and Employees when acting on behalf of the Company shall not take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair-dealing practices.

IT IS THE POLICY OF THE COMPANY NOT TO DISCRIMINATE AGAINST EMPLOYEES, SHAREHOLDERS, DIRECTORS, CUSTOMERS OR SUPPLIERS ON ACCOUNT OF RACE, COLOR, AGE, SEX, RELIGION OR NATIONAL ORIGIN EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. ALL OF SUCH PERSONS SHALL BE TREATED WITH DIGNITY AND RESPECT AND THEY SHALL NOT BE UNREASONABLY INTERFERED WITH IN THE CONDUCT OF THEIR DUTIES AND RESPONSIBILITIES.

B.	Administration of Code of Business Conduct

The Code of Business Conduct of the Company shall be administered as follows:

1.	Scope of Code of Business Conduct.

The Policy Committee shall, periodically, in light of the experience of the Company, review the Code of Business Conduct, and when necessary or desirable, make recommendations to the Board of Directors (i) to ensure its continued conformance to applicable Law, (ii) to ensure that it meets or exceeds industry standards, and (iii) to ensure that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

2.	Allocations of Responsibility.

The Policy Committee shall be responsible for the administration of the Code of Business Conduct. The Policy Committee shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility. Such procedures shall provide for obtaining advice of legal counsel where appropriate. In discharging these responsibilities, the Policy Committee may delegate authority to such committees, officers and other Employees and may engage such agents and advisors as it shall deem necessary or desirable.

3.	Delegation of Substantial Authority.

No Director or Employee of the Company shall delegate substantial authority to any individual whom such Director or Employee knows, or through the exercise of due diligence should know, has engaged in illegal activities or other conduct inconsistent with an effective compliance and ethics program.

a.	For this purpose, persons with “substantial authority” include (i) High Level Personnel, (ii) individuals who exercise substantial supervisory authority, such as a plant manager or a sales manager, and (iii) any other individuals who, although not a part of the Company’s management, nevertheless exercise substantial discretion when acting within the scope of their authority (for example, an individual with authority to negotiate or set price levels or an individual authorized to negotiate or approve significant contracts).

b.	The Policy Committee, in administering the Code of Business Conduct, shall consider, adopt and promulgate guidelines for background checks on individuals who are being delegated substantial authority.

4.	Communication of Policies.

To ensure the continued dissemination and communication of the Code of Business Conduct, the Policy Committee shall take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in the Code of Business Conduct to Directors, Employees and agents of the Company.

5.	Monitoring and Auditing.

The Policy Committee shall take reasonable steps to monitor and audit compliance with the Code of Business Conduct, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of the Code of Business Conduct by Directors, Employees and agents of the Company.

a.	To the extent so directed by the Policy Committee, the information developed by the Company’s independent accountants in performing their engagement by the Company and by its internal auditors in the performance of their assigned responsibilities shall be made available to the Policy Committee in its capacity as administrator of the Code of Business Conduct as a means of monitoring and auditing compliance with the Code of Business Conduct.

b.	To the extent so directed by the Policy Committee, the results of the periodic health, safety and environmental audits and export administration audits of the Company’s facilities shall be made available to the Policy Committee in its capacity as the administrator of the Code of Business Conduct as a means to monitor and audit compliance with the Code of Business Conduct.

6.	Board Committees.

The General Counsel shall report to the Audit Committee of the Board of Directors, at least once each year, regarding the general effectiveness of the Code of Business Conduct. The Chief Health, Safety and Environmental Officer shall report to the Health, Safety and Environment

Committee of the Board of Directors at least once each year regarding the environmental, health and safety performance of the Company as it relates to the Code of Business Conduct.

7.	Reporting System.

Directors and Employees are both encouraged and obligated to promptly report any violations of the Code of Business Conduct. The Policy Committee shall establish a reporting system that will allow violations of the Code of Business Conduct to be reported and acted upon by Directors, officers or other Employees of the Company with sufficient authority to deal objectively with the reported matters. The existence and nature of the reporting system shall be communicated to all Employees and, to the extent appropriate, to agents of the Company. The reporting system shall include an Ethics Helpline. If in doubt about the person to contact, reports should be made to the Ethics Helpline, the General Counsel or any representative of the Law Department.

It shall be a violation of this Corporate Policy to intimidate or impose any form of retribution on any Employee or agent who utilizes such reporting system in good faith to report suspected violations (except that appropriate action may be taken against such Employee or agent if such individual is one of the wrongdoers).

8.	Investigation of Violations.

If, through operation of the Company’s compliance monitoring and auditing systems or its violation reporting systems or otherwise, the Company receives information regarding an alleged violation of the Code of Business Conduct, the person or persons authorized by the Policy Committee to investigate alleged violations of the Code of Business Conduct shall, as appropriate, in accordance with procedures established by the Policy Committee:

a.	evaluate such information as to gravity and credibility;

b.	initiate an informal inquiry or a formal investigation with respect thereto;

c.	prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

d.	make the results of such inquiry or investigation available to the Board of Directors or the Policy Committee for action (including disciplinary action by the Policy Committee); and

e.	recommend changes in the Code of Business Conduct necessary or desirable to prevent further similar violations.

The Company may disclose the results of investigations to law enforcement agencies.

9.	Disciplinary Measures.

Directors and Employees will be held accountable for failure to adhere to the Company’s Code of Business Conduct. The Company shall promptly and consistently enforce its Code of Business Conduct through appropriate means of discipline. Pursuant to procedures adopted by it, the Policy Committee or its designee shall determine whether violations of the Code of Business

Conduct have occurred. If the violation involves an Employee or agent of the Company, the Policy Committee or its designee shall determine the disciplinary measures to be taken against such Employee or agent. If the violation involves a Director, the violation will be reported to the Board of Directors and the Board of Directors shall determine the disciplinary measures to be taken against such Director.

The disciplinary measures which may be invoked include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against Employees or agents for reporting violations or violators.

10.	Waivers.

Any waiver of the requirements of the Code of Business Conduct for Directors or executive officers of the Company may be made only by the Audit Committee of the Company. The Company will promptly disclose such waivers to its shareholders as may be required by Law.

11.	Documentation.

Subject to the applicable document retention program, the Company shall document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above.

12.	Advice and Assistance.

When in doubt about the propriety of a particular course of action, Employees are encouraged to contact the Ethics Helpline, the Law Department or any other person identified in this Code of Business Conduct for advice and assistance.

Approved as revised: Board of Directors

December 7, 2005

Previous Revisions: May 18, 2005, May 21, 2003, May 15, 2001, May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-9006LD dated March 1, 1982 (Reporting Matters of a Questionable, Illegal or Unethical Nature).

Equal Employment Opportunity

Date: May 21, 2003

Index No.: 3-0002

PURPOSE

This Policy establishes and communicates the Company’s policy regarding equal employment opportunity.

POLICY

1.	In its hiring and promotion policies, the Company is committed to providing equal opportunity to all qualified individuals. The Company will endeavor to create a workforce that is a reflection of the diverse population of the communities in which it operates.

2.	The Company will, in all its operations and employment practices, comply with applicable Law governing equal employment opportunities to assure that there is no unlawful discrimination against any Employee or applicant.

3.	With respect to operations governed by United States Law, this Policy relates to all phases of employment, including without limitation, recruitment, hiring, placement, promotion, transfer, compensation, benefits, training, educational, social and recreational programs and the use of Company facilities. It covers all other personnel actions in all job categories and at all levels, including employment of qualified disabled individuals, disabled veterans and veterans of the Vietnam era. It is intended to provide Employees with a working environment free of discrimination, harassment, intimidation or coercion relating directly or indirectly to race, color, religion, disability, sex, age or national origin.

4.	Periodic reviews of personnel practices and actions are to be conducted by appropriate Employees to ensure compliance with the Law in this vitally important area of management responsibility.

5.	All Directors, members of management and other Employees shall actively support this Corporate Policy. All actions and decisions taken by Directors, members of management and their subordinates shall be consistent with this Corporate Policy and in furtherance of it.

PROCEDURE

An Employee who believes she or he has been or is being subjected to discrimination should bring this matter to the attention of his or her immediate supervisor, department head, the Human Resources Department or the Law Department. An Employee who believes discrimination has occurred or is occurring should report such conduct to one of the above persons regardless of the position of the offending person (e.g., manager, supervisor, fellow Employee, customer, etc.). If a complaint of discrimination is received by any manager or supervisor, the manager or supervisor shall report the complaint immediately to the Human Resources Department. Nothing in this Policy requires any Employee complaining of discrimination to present the matter to the person who is the subject of the complaint.

All complaints of discrimination will be promptly investigated. The privacy of the persons involved will be protected, except to the extent necessary to conduct a proper investigation. If the investigation substantiates the complaint, immediate corrective action designed to stop the discrimination and prevent its recurrence will be taken.

An Employee who believes he or she has been or is being subjected to discrimination, or who believes he or she has observed discrimination, and who reports the matter pursuant to this Policy shall not be retaliated against or adversely treated because of the making of the report.

OTHER REFERENCES

1.	Corporate Policy No. 3-0016 (Harassment) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0408 dated June 23, 1982 (Equal Employment Opportunity).

Conflicts of Interest

Date: May 21, 2003

Index No.: 3-0003

PURPOSE

This Policy establishes guidelines and procedures regarding timely and proper disclosure of possible conflicts of interests which an Employee or Director may have in connection with job duties and responsibilities in order that management may review and approve each situation as necessary to protect the best interests of the Company and its responsibilities as a public company.

POLICY

1.	The Company prohibits conflicts of interest unless specifically approved by the Chief Executive Officer or his or her designee as provided below since Directors and Employees have a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

2.	The Company has always been concerned with outside business interests of its Directors and Employees that might possibly conflict with the interests of the Company. An adequate definition of what constitutes a conflict of interest is most difficult. However, the Company expects and requires Directors and Employees to be honest and ethical in the handling of actual or apparent conflicts of interest between personal and business relationships. The minimum standard is that required by law.

There are certain situations which the Company will always consider to be conflicts of interest. These occur if the Director or Employee, or any other person having a close personal relationship with the Director or Employee:

a.	obtains a significant financial or other beneficial interest in one of the Company’s suppliers, customers or competitors without first notifying the Company and obtaining written approval from the Chief Executive Officer or his or her designee;

b.	engages in a significant personal business transaction involving the Company for profit or gain, unless such transaction has first been approved in writing by the Chief Executive Officer or his or her designee;

c.	accepts money, gifts of other than nominal value, excessive hospitality, loans, guarantees of obligations or other special treatment from any supplier, customer or competitor of the Company (loans from lending institutions at prevailing interest rates are excluded);

d.	participates in any sale, loan or gift of Company property without obtaining written approval from the Chief Executive Officer or his or her designee;

e.	learns of a business opportunity through association with the Company and discloses it to a third party or invests in or takes the opportunity personally without first offering it to the Company.

f.	uses corporate property, information, or position for personal gain; or

g.	competes with the Company.

“Person having a close personal relationship with the Director or Employee” refers to the Director’s or Employee’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, any person living in the same home with the Director or Employee or any business associate of the Director or Employee.

Outside directorships may create a conflict of interest situation. The Company’s policy concerning outside directorships is stated in Corporate Policy No. 3-0500 or its successor.

The use of Company property or obtaining of Company services for personal benefit may create a conflict of interest situation. The Company’s policy on these matters is stated in Corporate Policy No. 3-0405 or its successor.

3.	As an enhanced conflict of interest provision, the Company prohibits personal loans or extensions of credit by the Company to Directors and executive officers of the Company to the extent such loans are not directly related to and in the ordinary course of the Company’s business.

4.	If any Director or the Chief Executive Officer of the Company has a possible conflict of interest, the situation should be promptly and fully disclosed to the Audit Committee of the Company. If any other Employee has a possible conflict of interest, the situation should be promptly and fully disclosed to his or her manager or supervisor. It is the responsibility of the manager or supervisor to obtain the approval of the Chief Executive Officer or his or her designee as required by this Policy.

5.	The Company shall have on file a statement of compliance from each key Employee who can direct or influence the use or disposition of any significant amount of funds or other assets of the Company. The disclosure of a financial or other beneficial interest does not mean that the Company will deem it significant or substantial enough to be prohibited. Each case will be decided on an individual basis.

6.	The Director - Audit Services of the Company will ensure that all Employees subject to this requirement submit annually a completed copy of a statement of compliance. The Director - Audit Services will also be responsible for notifying the Chief Executive Officer and the Audit Committee of the Board of Directors that such statements are on file as well as for notifying the Chief Executive Officer and the Committee when significant exceptions are reported.

PROCEDURE

1.	A completed statement of compliance will be obtained annually from all key Employees subject to this requirement. In any instance where the number of key Employees makes this requirement burdensome, statements may be obtained from key Employees during the months which include their employment anniversary dates or on such other schedule as may be approved in writing by the Chief Executive Officer.

2.	The completed statements will, subject to the Company’s policy on document retention, be retained on file in hard copy, electronic format, microfilm or other media as directed by the Director - Audit Services and a written report setting forth any exceptions included in such reports will be furnished to the Chief Executive Officer no later than January 31 of each year.

3.	Statements of compliance will be completed by all Employees upon becoming subject to the standard stated in Policy paragraph 5 above. Supplemental and annual reports for such Employees will be obtained as set forth in Procedure paragraph 1 above.

4.	The statement of compliance selection and reporting process will be reviewed annually by the Director - Audit Services for adequacy and compliance with this Policy.

5.	Results of the reporting process and the nature of significant exceptions, if any, will be communicated annually to the Chief Executive Officer and to the Audit Committee of the Board of Directors by the Director - Audit Services.

OTHER REFERENCES

1.	Corporate Policy Nos. 3-0500 (Outside Directorships) or its successor Policy and 3-0405 (Use of Corporate Property or Services) or its successor Policy should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0400 dated December 29, 1989 (Conflicts of Interest).

Internal Accounting Controls, Procedures & Records

Date: May 21, 2003

Index No.: 3-0004

PURPOSE

This Policy establishes guidelines and procedures related to keeping books and records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets. The Company shall maintain a system of internal accounting controls to ensure reliability and adequacy of its books and records and proper recording of all transactions including dispositions of assets.

POLICY

1.	Authorization. The only transactions to be entered into by the Company are those which are executed in accordance with management’s specific approval (as set forth in the following paragraph) or established, formalized policies and procedures.

2.	Approval. No transaction will be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated Employee. Such approval requires the determination that the transaction (i) has been authorized in accordance with this Corporate Policy and (ii) is supported by documentary evidence to verify the validity of the transaction.

3.	Accounting. All transactions entered into by the Company will be recorded in the accounts of the Company in accordance with normal, standard procedures. Each entry will be coded into an account which accurately and fairly reflects the true nature of the transaction.

4.	Reporting. All transactions that have been accounted for in accordance with this Corporate Policy will be accumulated and processed in a manner which will permit timely preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting. Such statements, reports and data must be understandable and prepared in a form sufficient to reflect fully, accurately and fairly the results of transactions entered into by the Company and to permit proper accountability for assets.

5.	Responsibility. The implementation and maintenance of internal accounting controls, procedures and records that are adequate in all respects to satisfy the requirements of this Corporate Policy will be the primary responsibility of the Chief Financial Officer.

6.	Auditing. Compliance with the provisions and requirements of this Corporate Policy will be tested and evaluated by the Company’s Director-Audit Services in connection with the on-going internal audit program. All control failures regarding this Corporate Policy will be reported to management so that deficiencies can be corrected and assurance of compliance with the terms of this Corporate Policy maintained.

PROCEDURE

1.	The Company will continuously evaluate its internal accounting controls, procedures and records to ensure compliance with the requirements of this Corporate Policy. Such evaluation will be documented in a form suitable for inspection by outside parties, such as regulatory authorities, if the need arises.

2.	The Company will take action to remedy any deficiency in internal accounting controls, procedures and records to ensure continuing compliance with the requirements of this Corporate Policy.

3.	The audit services staff, in coordination with the Company’s Director - Audit Services, will ascertain that its audit scope, procedures and programs are adequate (i) for the purpose of testing and evaluating internal accounting controls, procedures and records and (ii) for complete reporting of deficiencies in internal accounting controls, procedures and records.

4.	On or before March 31 of each year, the Chief Financial Officer and the Company’s Director - Audit Services will prepare a written summary applicable to the preceding fiscal year which sets forth financial management’s evaluation of the Company’s internal accounting controls, procedures and records. Such a summary will consider financial management’s overall evaluation and results of audits performed during the year, internal and external. For deficiencies noted in the evaluation, remedial action in progress or contemplated will be set forth in the summary. The summary will be addressed to the Audit Committee of the Board of Directors.

5.	The Company’s Director - Audit Services will, on an annual basis, report to the Audit Committee of the Board of Directors on the adequacy of internal accounting controls, procedures and records.

OTHER REFERENCES

1.	Corporate Policy 3-0233 (Investments in Joint Ventures or Jointly-Owned Companies) or its successor Policy should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement (No. 3-0236) dated November 19, 1986 (Internal Accounting Controls, Procedures and Records).

Sensitive Transactions

Date: May 21, 2003

Index No.: 3-0005

PURPOSE

This Policy advises Directors, Employees and agents of the Company’s position regarding sensitive transactions and requires that transactions are executed, and access to assets is permitted, only in accordance with management’s authorization.

POLICY

1.	The Company will conduct its business in compliance with applicable Law (See Corporate Policy 3-0001 with respect to conflicts between United States Law and the Law of another country) and requires all Company Directors and Employees to avoid any activities which could involve the Company in any unlawful practice. Without limiting the generality of the foregoing, the Company’s Directors and Employees are strictly prohibited from paying any bribe, kickback or other similar unlawful payment to, or otherwise entering into a sensitive transaction with, any public official, political party or official, candidate for public office or other individual, in any country, to secure any contract, concession or other favorable treatment for the Company. Company Directors and Employees who make such payments are subject to appropriate action by the Company, as well as the legal consequences of applicable Law.

2.	The term “sensitive transactions” is commonly used to describe a broad range of corporate dealings that are generally considered to be either illegal, unethical, immoral or to reflect adversely on the integrity of management. The transactions are usually in the nature of kickbacks, bribes or payoffs made in order to influence favorably some decision affecting a company’s business or for the personal gain of an individual. Any extraordinary payment made from Company funds, including extravagant entertainment or gifts of significant value, for the express purpose of obtaining or retaining business or unduly influencing some matter in favor of the Company could be considered a “sensitive payment”. These payments may be considered to be bribes and may result in violation of applicable Law.

3.	Sensitive transactions may result in violation of United States federal Laws such as domestic anti-bribery Laws, mail fraud and wire fraud statutes, anti-racketeering statutes and the Foreign Corrupt Practices Act (the “FCPA”), as well as state Laws or Laws of other countries in which a subsidiary company has operations. If violations occur, the Company and its officers and Directors as well as Employees directly involved may be subject to fines, imprisonment and civil litigation.

4.

The Company is publicly owned and its common stock is registered and traded in accordance with United States federal securities Laws and with rules and regulations promulgated by the SEC. Therefore, the Company is subject to strict disclosure requirements and must disclose to the public all material information relating to its business affairs and financial condition and conduct which is deemed to reflect on the integrity of its management.

5.	Sensitive payments may violate the FCPA which prohibits a company from corruptly offering or giving anything of value to: a foreign official, including any person acting in an official capacity for a foreign government or a public international organization; a foreign political party official or political party; or a candidate for foreign political office, in any such case, for the purpose of influencing any act or decision of these officials in their official capacity or in violation of their lawful duties or to secure any improper advantage in order to help a company obtain or retain business or direct business to any person. The FCPA also prohibits the offering or paying of anything of value to any person if it is known that all or part of the payment will be used for the above prohibited actions. For purposes of compliance with this Policy, employees of government-owned corporations are to be considered “foreign officials” and, subject to Policy paragraph 6, any payment to influence a matter in favor of the Company shall be prohibited.

6.	The Company may be required to make facilitating or expediting payments to an official or employee of a government outside the United States, the purpose of which is to expedite or to secure the performance of routine governmental action by such government official or employee. Such facilitating payments may not be illegal under the FCPA and similar Laws of other countries. Nevertheless, it may be difficult to distinguish a legal facilitating payment from an illegal bribe, kickback or payoff. Accordingly, facilitating payments must be strictly controlled and every effort must be made to eliminate or minimize such payments. Facilitating payments, if required, will be made only in accordance with the advance guidance of the Law Department. Any facilitating payments must be recorded as such in the accounting records of the Company.

OTHER REFERENCES

1.	Corporate Policy 3-0006 (Commercial Bribery) should be consulted.

2.	Corporate Policy 3-0001 (General Policy Regarding Laws and Business Conduct) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0416 dated December 29, 1989 (Sensitive Transactions).

Commercial Bribery

Date: May 21, 2003

Index No.: 3-0006

PURPOSE

This Policy prohibits the payment or transfer of Company funds or assets to suppliers or customers in the form of bribes, kickbacks or other payoffs and prohibits Company Directors, Employees and agents from participating in such schemes.

POLICY

1.	The Company prohibits bribes, kickbacks and other payoffs and benefits to suppliers or customers.

2.	The Company also prohibits Directors, Employees and agents from receiving, directly or indirectly from a third party, anything of a significant value (other than salary, wages or other ordinary compensation paid by the Company) in connection with a transaction entered into by the Company.

3.	Bribes, kickbacks and payoffs include, but are not limited to:

a.	Gifts of other than nominal value.

b.	Cash payments by Directors, Employees or third persons, such as agents, suppliers, customers or consultants, who are reimbursed by the Company.

c.	The uncompensated use of Company services, facilities or property except as may be authorized by the Company.

d.	Loans, loan guarantees or other extensions of credit (except from lending institutions at prevailing rates).

4.	This Policy does not prohibit expenditures of nominal amounts for meals and entertainment of suppliers and customers which are an ordinary and customary business expense, if they are otherwise lawful. These expenditures should be included on expense reports and approved under standard Company procedures.

OTHER REFERENCES

1.	Corporate Policy No. 3-0005 (Sensitive Transactions) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0410 dated June 23, 1982 (Commercial Bribery).

International Business Relationships

Date: May 18, 2005

Index No.: 3-0007

PURPOSE

This Policy provides guidelines for business relationships entered into outside the United States (“International Business Relationships”) as further defined below.

POLICY

1.	The selection of parties with whom the Company may join in an International Business Relationship shall be subject to careful consideration by appropriate management of the Company after an investigation, reasonable under the circumstances, with respect to such parties and the proposed arrangements with such parties.

2.	The terms and provisions of all proposed agreements with respect to International Business Relationships, including all proposed material amendments thereto, shall be subject to careful review and approval by the General Counsel, the Chief Financial Officer and Chief Operating Officer, or their designees, prior to execution and delivery of such agreements or material amendments. Such agreements will provide that the other party or parties will agree to comply with the Code of Business Conduct for International Business Relationships (“Code”) as set forth in Annex A to this Policy. It is the responsibility of the management of the Business Unit, working with the Law Department, to (i) discuss the Code with such other parties to facilitate an understanding by the other parties of the requirements of such Code; and (ii) explain the Company’s rationale for requiring the incorporation of the Code into agreements for International Business Relationships and the importance of compliance with the United States Laws described in paragraphs 4, 5, and 6 of such Code.

3.	The Company may find it necessary or desirable to enter into International Business Relationships to assist the Company to obtain business or promote the distribution, marketing or sales of its products and services in which the other party or parties to the International Business Relationship either: (i) is paid compensation (monetary or non-monetary, fixed fees, lump sum fees, percentage of sales fees, award or bonus fees or any other form of direct or indirect compensation) based upon sales of products or services of the Company; (ii) is granted the right to distribute Company products or services; or (iii) participates, shares or receives directly or indirectly portions of the revenue or income of the Company.

4.	International Business Relationships include the following:

a.

the employment of an agent, sales representative, sponsor or any other third party (individual, partnership, corporation or unincorporated entity) to assist the Company to obtain business or promote the distribution, marketing or sales of its products and services, including licensing agreements pursuant to which a third party or parties distributes, markets, sells or is granted a license to distribute, market or sell the services, products or technology of the Company in the name of or on the behalf of the Company. These types of International Business Relationships are referred to as “Commercial Agents”;

b.	entering into a joint venture, consortium, partnership, shareholder agreement or any other similar agreement or arrangement pursuant to which a third party obtains: (i) an equity interest in an entity owned by the Company or (ii) a share of the profits from the business of a joint venture, consortium, partnership or entity owned by the Company; or

c.	entering into a contract or subcontract (including a purchase order) pursuant to which a third party or third parties will perform a majority of the work or services to be provided under the Company’s contract.

5.	International Business Relationships do not include the following:

a.	agents, representatives or consultants retained to support the day-to-day operations of the Business Units, including, but not limited to, activities relating to tax advisors, statutory auditors, outside legal advisors, personnel visas, immigration, import or export licenses, customs agents or brokers, freight forwarders, facilities or real estate and other matters routinely necessary for effective operations of the business (“Non-Commercial Agents”); or

b.	subcontracts or purchase orders for goods or services in the regular course of business as may be necessary for the performance of work.

6.	While International Business Relationships are ordinarily customary means of conducting operations in a particular country, such arrangements, if not adequately subjected to a corporation’s system of internal controls, may be used to disburse a corporation’s assets for purposes not authorized by management. Moreover, the Company may be held accountable for actions taken by agents and others on its behalf.

7.	In carrying out the policies set forth in Policy paragraphs 1 and 2, the Company shall give consideration to such matters as the reputation of the proposed parties to an International Business Relationship, their familial or other connections with the local government, the necessity of the services to be rendered by such persons, the reasonableness of their fees or other compensation in light of those services and the fees paid to other persons in the area for similar services, any local legal requirements to utilize an agent for such services, the employment of such persons by other corporations operating in the area, the employment of such persons by affiliates of the Company, the location at which, and the currency in which, fees or other compensation is to be paid to such persons, any local legal requirements, including taxes and foreign currency exchange controls, regarding the payment of fees or other compensation to such persons, and the business and cultural environment in which such persons will render such services.

Procedure:

1.	Once the Company decides to pursue an International Business Relationship, and prior to entering into any significant negotiations, a due diligence evaluation report that has been reviewed, approved and signed by the appropriate Business, Law, Tax, Finance and Accounting managers shall be submitted to the General Counsel, Chief Financial Officer and Chief Operating Officer, or their designees. The minimum levels of due diligence, the form and substance of the due diligence evaluation reports and the review and approval levels will be determined by the General Counsel, Chief Financial Officer and the Chief Operating Officer and will be consistent with the intents and purposes of this Policy. In connection with the determination of such criteria, the General Counsel, Chief Financial Officer and Chief Operating Officer will consider the differences between the operations of the business units and may establish different levels of due diligence and approvals based upon relevant facts and circumstances. At the discretion of the General Counsel, Chief Financial Officer and Chief Operating Officer, policies or business practices may be issued in order to establish minimum levels of due diligence, the form and substance of the due diligence evaluation reports and the approval levels. If policies or business practices are issued, they will be reviewed and revised, as appropriate, at least once every three years.

2.	The due diligence evaluation report shall describe the parties involved, the recommended relationship, the geographic location or limits, and such other factors deemed relevant, including any pertinent information relating to the factors described in Policy paragraph 7 above. Pertinent information should be obtained from the Law, Insurance, Tax, Human Resources, Accounting and Treasury Departments or outside advisors that may be retained by such departments, as appropriate.

3.	The General Counsel or his or her designee will determine if any conflicting agreement or arrangement exists, and forward the due diligence evaluation report with appropriate notations to the Chief Financial Officer and Chief Operating Officer of the Company for review and approval.

4.	If approval is granted by the General Counsel, Chief Financial Officer and Chief Operating Officer, or their designees, the business manager may proceed with negotiations, obtaining necessary input from the Law, Insurance, Tax, Human Resources, Finance, Accounting and Treasury Departments as appropriate. The approved due diligence evaluation report will be returned to the Region lawyer who signed the due diligence evaluation report.

5.	If negotiations are brought to a successful conclusion, the definitive agreement shall either be prepared by or approved by the Law Department. In preparing or reviewing the definitive agreement, emphasis will be placed upon compliance with applicable Laws and the Code of Business Conduct, including the Code of Business Conduct for International Business Relationships. If the definitive agreement reflects a material deviation from the proposed International Business Relationship approved by the General Counsel, Chief Financial Officer and Chief Operating Officer of the Company, the proposed International Business Relationship will be re-submitted to such officers for their review and approval.

6.	The requirement of this Corporate Policy that third parties agree to comply with the Code of Business Conduct for International Business Relationships may be waived where such waiver is approved by the Chief Operating Officer and the General Counsel, or their designees, because: (i) in their judgment it would be remote that such third party would engage in conduct that is contrary to this Policy and such third party has policies and practices that apply to the activities of the International Business Relationship that are consistent with the requirements of this Policy; (ii) in their judgment compliance with portions of this Corporate Policy would be contrary to the laws of the country where the activities of the International Business Relationship will occur and the third party agrees to comply with those portions of the Code of Business Conduct that are not contrary to such laws and has policies and practices that apply to the activities of the International Business Relationship that are consistent with the requirements of this Policy; or (iii) the Company either does not control the International Business Relationship or owns less than fifty percent of the International Business Relationship. In making such judgment, the character, reputation, size, location, business conduct and other relevant factors with respect to such third parties shall be taken into consideration. If the determination is made pursuant to subsection (iii) because of either ownership or control, the Company will use reasonable efforts to obtain the agreement of the other party or parties to comply with the Code of Business Conduct for International Business Relationships as set forth in Annex A to this Policy.

7.	The General Counsel shall provide written notice to the Company’s Chief Financial Officer of all waivers issued pursuant to Procedure paragraph 6 above.

8.	The Law Department of each Business Unit will maintain a database of Commercial Agents. The General Counsel shall determine the scope and extent of the information that will be available in the database; the frequency of updates of the database; the reports to be generated from the database; and the scope, extent and frequency of distribution of such reports.

9.	The Chief Accounting Officer will establish criteria for a quarterly report of commissions or compensation paid to Commercial Agents. This quarterly report will be reviewed and approved by the Chief Financial Officer and distributed to the Chief Executive Officer, Chief Operating Officer, the General Counsel and such other officers and employees as may be designated by the Chief Financial Officer.

10.	The Policy Committee of the Company will establish criteria for a review and re-approval on or before the fifth anniversary date of an agreement with a Commercial Agent. As part of the review, there will be: (i) a determination as to whether the current or past performance of the Commercial Agent has been satisfactory; (ii) a summary of all current or past relationships, either direct or indirect, with the Company; and (iii) a summary of compensation paid, either directly or indirectly, to the third party by the Company or on the behalf of the Company.

Other References:

1.	Corporate Policy No. 3-0005 (Sensitive Transactions) should be consulted.

Approved as revised: Board of Directors

May 18, 2005

This Policy terminates any prior versions of this Policy and will not be applied retroactively. Existing and future agreements with Non-Commercial Agents will be covered by the applicable policies of the Company.

Previous Revisions: May 21, 2003, May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0320 dated December 29, 1989 (Agency Agreements).

Annex A to Corporate Policy 3-0007

Code of Business Conduct for International Business Relationships

The Company is a global company that conducts business in many countries through subsidiaries, branches, joint ventures and other business arrangements. The Company also uses agents to represent it in situations where an agent can facilitate accomplishment of business objectives.

As a responsible corporate citizen, the Company requires that all of its business operations observe certain basic standards of conduct. Also, as a public company subject to the Laws of the United States, the Company must ensure that its business relationships outside the United States (“International Business Relationships”) will comply with the requirements of certain United States Laws that impose on the Company standards of conduct for its business throughout the world.

For International Business Relationships, it is the policy of the Company that the following standards of conduct and legal requirements shall be observed:

1.	Applicable Law must be complied with in the conduct of such relationships. If there is a conflict between applicable local Law and applicable United States Law, the guidance of the Company’s Law Department will be sought in order to resolve such conflict. However, the United States Laws referred to in paragraphs 4, 5 and 6 below, must be complied with without exception.

2.	All dealings involving International Business Relationships will be conducted in a fair manner with honesty and integrity, observing high standards of personal and business ethics.

3.	Business books and records will be maintained in a proper, responsible and honest manner which will allow the Company to comply with applicable Laws.

4.	International Business Relationships will be conducted in compliance with the United States Foreign Corrupt Practices Act.

5.	International Business Relationships will be conducted in compliance with the Laws of the United States regarding boycotts.

6.	International Business Relationships will be conducted in compliance with the Laws of the United States regarding trade sanctions and export administration.

7.	Confidential or proprietary information will not be disclosed at any time to persons outside the International Business Relationship without proper written authorization.

8.	The International Business Relationship will be conducted in compliance with applicable antitrust and competition Laws.

Use and Public Disclosure Of Material Nonpublic Information

Date: December 7, 2005

Index No.: 3-0008

PURPOSE

This Policy establishes guidelines for contacts with investors as well as for compliance with United States federal statutes and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) regarding the use and public disclosure of material nonpublic information.

DISCUSSION

The SEC, the NYSE, the United States and many other countries have developed Laws, rules and regulations regarding the use and public disclosure of material nonpublic information. The purpose of such regulations is to protect the interests of shareholders by providing them with prompt and complete information about significant corporate developments which might affect the value of their investments and to assure that insiders do not profit from information not available to the investing public.

These Laws, rules and regulations require the Company and its Directors, Employees and agents to ensure that information about the Company is not used unlawfully in connection with the purchase and sale of securities. Directors, Employees and agents should know that, in most cases, violation of federal securities Laws may also be a violation of state securities Laws and additional penalties may accrue under the Laws of other jurisdictions.

All Directors, Employees and agents should pay particularly close attention to the applicable Laws against insider trading, which is trading while in the possession of material nonpublic information. The securities Laws of the United States and other countries are based on the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a person possesses material nonpublic information regarding a company or its securities, that person is prohibited from buying or selling securities of the company until the information has been disclosed and disseminated to the public. This is because the person knows information that will probably cause the price of the company’s securities to change, and it would be unfair for the person to have an advantage over the rest of the investing public.

In general, it is a violation of United States federal securities Laws for any person to buy or sell securities if he or she is in possession of material nonpublic information relating to those securities. Information is “material” if it could affect a person’s decision whether to buy or sell securities. Information is “nonpublic” if it has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material nonpublic information to provide other people with such information or to recommend that they buy or sell securities. (This is called “tipping.”) In such case, both the person who provides and the person who receives the information may be held liable.

A violation of the United States federal insider trading Laws can expose a person to criminal fines of up to $5,000,000 and imprisonment for up to twenty years, in addition to civil penalties of up to three times the profits earned (or losses avoided), and injunctive actions. The securities Laws also subject controlling persons to civil penalties for illegal insider trading by Employees. Controlling persons include the Company and may also include Directors, officers and supervisory personnel. These persons may be subject to fines up to the greater of $1,000,000 or three times the profits earned (or losses avoided) by the inside trader.

Material nonpublic information (including information about companies other than the Company obtained as a result of working for the Company) does not belong to the individual Directors, Employees or agents who are aware of it, but instead is an asset of the Company. A person who uses such information for personal benefit or discloses it to others outside the Company is acting contrary to the Company’s interests and commits a fraud against members of the investing public and against the Company.

Insider trading prohibitions also apply to trading in derivative or related securities, such as “put” and “call” options. Options trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. Selling a security “short” is also a highly speculative transaction wherein the trader sells stock that he or she does not yet own betting that the stock price will go down in the immediate future so that the trader may purchase the stock at the lower price and deliver such stock to the buyer of the stock he or she previously sold. For those reasons, when a person trades in options in his or her employer’s securities or sells his or her employer’s securities “short,” regulators become suspicious that the person was trading on the basis of material nonpublic information, particularly when the trading occurs prior to an announcement or major event. In such cases it is difficult for an Employee to prove that he or she did not know about the announcement or event.

If information of a material nature regarding corporate activities, developments or discussions becomes or threatens to become known to outsiders, the Company is required to make prompt and thorough disclosure of such information to the public. (See the fourth paragraph under “Discussion” for comments on what is material.) The NYSE has issued guidelines stating that, “where it is possible to confine formal or informal discussions to a small group of the top management of the company or companies involved, and their individual confidential advisors where adequate security can be maintained, premature public announcement may properly be avoided.” Corporate matters subject to such guidelines include negotiations leading to acquisitions and mergers, stock splits, the making of arrangements preparatory to an exchange or tender offer, changes in dividend rates or earnings, calls for redemption, new contracts, products or discoveries, and other major developments.

POLICY

1.	This Policy applies to all Directors, Employees and agents of the Company without regard to nationality or country of residence. All Directors, Employees and agents of the Company must observe the prohibition on trading on material nonpublic information.

2.	General Disclosure Policy. The Company will make prompt and complete disclosure of material nonpublic information to the public when and as required by Law and/or the rules of the SEC or the NYSE. Determinations regarding “materiality” involve subjective judgments; therefore, questions of materiality will be determined by the General Counsel and Chief Financial Officer. Any disclosures made by the Company in reports and documents filed with or submitted to the SEC and other public communications made by the Company shall be full, fair, accurate, timely and understandable. In furtherance of this Policy, the Company shall establish and maintain a Disclosure Committee and an Internal Controls Committee.

3.	Trading While in Possession of Material Nonpublic Information.

•	Nondisclosure. Material nonpublic information must not be disclosed to anyone other than persons within the Company whose positions require them to know the information until it has been publicly released by the Company.

•	Trading in Company Securities. No Director, Employee or agent shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in the Company’s securities (or related derivative securities, such as put or call options) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. Any Director, Employee or agent who possesses material nonpublic information shall wait until the end of business on the second business day after the information has been publicly released before trading or recommending that others trade.

•	Speculation. The Company discourages Directors, Employees and agents from speculating in Company securities. The Company does encourage its Directors and Employees to invest in Company securities, but investing means buying to share in the growth of the Company; it does not mean short term speculation based on fluctuations in the market.

•	Trading in Other Securities. No Director, Employee or agent shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another company (or related derivative securities, such as put or call options) if the Director, Employee or agent learns in the course of his or her position or employment confidential information about the other company that is likely to affect the value of those securities. For example, it would be a violation of this Policy and Law if an Employee learned through Company sources that the Company intended to purchase assets from another company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.

Because of their access to confidential information on a regular basis, two groups of Directors and Employees are subject to additional restrictions on trading in Company securities under this Policy. The first group, the Window Group, may trade only during a “window period.” The second group, the Restricted Group, may trade only during a “permitted period.” The restrictions for the Window Group and the Restricted Group are discussed below.

Restrictions on the Window Group. The Window Group consists of all Directors and certain officers and Employees of the Company designated by the General Counsel or his or her designee. The Employees designated as members of the Window Group shall include, among others, officers subject to Section 16 of the Securities Exchange Act of 1934 and their secretaries. The Window Group is subject to the following restrictions on trading in Company securities which trades in all cases are subject to prior approval by the General Counsel or his or her designee:

•	trading is permitted from the end of business on the second business day after an earnings release for the preceding fiscal quarter until the end of business on the twentieth day of the third month of the fiscal quarter in which the release was made (the “Window Period”), subject to the restrictions below;

•	all orders to purchase or sell Company securities, including “cashless option exercises,” as well as transfers and gifts, other than charitable gifts (the details of which must be reported to the Corporate Secretary’s office at the time of the charitable gift), must be within the Window Period;

•	there shall be no trading outside the Window Period except for reasons of exceptional personal hardship; and

•	individuals in the Window Group are also subject to the general restrictions on trading applicable to all Directors and Employees set forth above in this Policy paragraph 3.

Restrictions on the Restricted Group. The Restricted Group consists of all persons who are designated from time to time by the General Counsel or his or her designee. The Restricted Group is subject to the following restrictions on trading in Company securities:

•	trading is permitted from the end of business on the second business day after an earnings release for the preceding fiscal quarter until the end of the third month of the fiscal quarter in which the release was made (the “Permitted Period”), subject to the restrictions below;

•	there shall be no trading outside the Permitted Period except for reasons of exceptional personal hardship, subject to prior approval by the General Counsel or his or her designee; and

•	individuals in the Restricted Group are also subject to the general restrictions on trading applicable to all Employees set forth above in this Policy paragraph 3.

Members of the Restricted Group are encouraged, but not required, to trade only during the Window Period. Prior approval by the General Counsel or his or her designee is encouraged, but not required, for trading during the Permitted Period.

4.	Rule 10b5-1 Trading Plans. Rule 10b5-1 promulgated under the Securities Exchange Act of 1934 provides an affirmative defense for insider trading liability under Rule 10b-5 for transactions made pursuant to a previously established written contract, plan or instruction to purchase or sell securities (a “10b5-1 Plan”). Directors, Employees or agents subject to the trading restrictions set forth in this Policy may, notwithstanding such restrictions, purchase or sell the Company’s securities without regard to whether such purchase or sale is within a Window Period or a Permitted Period or whether the Director, Employee or agent has material nonpublic information, if such purchase or sale is made pursuant to a 10b5-1 Plan, which is adopted and administered in compliance with the following:

•	When a Director, Employee or agent is (i) not subject to either a Window Group or Restricted Group restricted period, and (ii) such person is not in possession of material nonpublic information, such person may enter into a 10b5-1 Plan. Subsequent modifications of such plans may only occur during periods when the requirements of (i) and (ii) above are met.

•	In order to be a valid 10b5-1 Plan, the arrangement must satisfy the requirements of Rule 10b5-1, including documenting a previously established, bona fide plan that specifies the price, amount and date of trades, or provides a formula or mechanism to determine such information.

•	All Directors, Employees and agents who are either in the Window Group or the Restricted Group must obtain prior approval of a 10b5-1 Plan by the General Counsel or his or her designee, who may exercise absolute discretion in approving or disapproving a 10b5-1 Plan or any modification thereto. The 10b5-1 Plan shall provide that trading shall not begin until at least 30 calendar days following its adoption by the Director, Employee or agent. Notification to the General Counsel or his or her designee, but not prior approval, is required for termination of a 10b5-1 Plan.

•	Trading under 10b5-1 Plans will cease during any employee benefit plan blackout periods. The Company will provide advance written notice of any such blackout periods.

While a 10b5-1 Plan will allow a Director, Employee or agent to purchase or sell securities even if they come into possession of material nonpublic information after implementing the plan, such persons remain obligated for transactions outside the 10b5-1 Plan to observe all other prohibitions on trading on material nonpublic information.

5.	Equal Access. No preferential treatment will be given to any shareholder, potential investor or security analyst; therefore, the release to any such person of any material financial or operating data relating to the Company must be available to all such persons.

6.	Forecasts. If appropriate “safe harbor” disclosures are made in advance, revenue and profit trends may be forecasted in general terms. It is the Company’s policy, however, not to make any specific public projections of future operating results unless such forecast is specifically approved by the Chief Financial Officer.

7.	Authority to Release. No financial data regarding the Company will be released to the public except as authorized, specifically or generally, by the Chief Financial Officer.

8.	Analysts. Due to the sensitive nature of investor relations and federal regulations relating thereto, all interviews with shareholders, potential investors and security analysts must be coordinated through the Vice President - Investor Relations.

9.	Transfers to Company. As used in this Policy, the term “trading” and variations thereof do not include sales or other transfers of stock to the Company.

PROCEDURE

1.	When leaks of material nonpublic information are suspected, rumored or discovered, such information must be reported immediately to the General Counsel.

2.	All announcements and news releases subject to statutes and regulations herein discussed must be coordinated among the Chief Financial Officer or General Counsel and the Vice President - Investor Relations.

3.	If a Director, Employee or agent desiring to purchase or sell any Company securities is uncertain as to his or her responsibilities hereunder, such person should contact the Law Department.

OTHER REFERENCES

1.	Corporate Policy No. 3-1002 Press Releases should be consulted.

Approved as revised: Board of Directors

December 7, 2005

Previous Revisions: February 16, 2005, July 17, 2003, May 21, 2003, May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0212 of December 28, 1983 (Use and Public Disclosure of Inside Information).

Information of a Confidential or Proprietary Nature

Date: May 21, 2003

Index No.: 3-0009

PURPOSE

In carrying out the Company’s business, Directors, Employees and agents often learn confidential or proprietary information about the Company, its customers, suppliers or joint venture partners. This Policy prohibits the unauthorized disclosure or use of confidential or proprietary information about the Company, its customers, suppliers or joint venture partners.

POLICY

1.	No Director, Employee or agent entrusted with or otherwise knowledgeable about information of a confidential or proprietary nature shall disclose or use that information outside the Company or for personal gain, either during or after employment or other service to the Company, without the valid and proper written Company authorization to do so given by a manager or employee with the authority to release confidential or proprietary information. An unauthorized disclosure could be harmful to the Company or helpful to a competitor.

2.	The Company also works with joint venture partners’, suppliers’ and customers’ proprietary data. The protection of such data is of the highest importance and must be discharged with the greatest care for the Company to merit the continued confidence of such persons. No Director, Employee or agent shall disclose or use confidential or proprietary information owned by someone other than the Company to nondirectors or nonemployees without Company authorization, nor shall any such person disclose the information to others unless a need-to-know basis is established.

3.	Certain Employees are required to sign at time of employment a proprietary information agreement that restricts disclosure of proprietary, trade secret and certain other information about the Company, its joint venture partners, suppliers and customers. This Policy applies to all Directors, Employees and agents without regard to whether such agreements have been signed.

OTHER REFERENCES

1.	Corporate Policy No. 3-0008 (Use and Public Disclosure of Inside Information) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0411 dated June 23, 1982 (Inside Information of a Confidential or Proprietary Nature).

Export Administration & International Economic Sanctions

Date: May 21, 2003

Index No.: 3-0010

PURPOSE

This Policy provides guidelines for compliance with the requirements of United States export administration and international economic sanctions Laws and regulations, the requirements of export licenses issued by the United States Department of Commerce, the United States Department of State, the United States Department of the Treasury and other agencies, that require the Company to have an effective and comprehensive internal control program to monitor compliance with the applicable regulations.

POLICY

1.	The Company will comply with the United States Export Administration Act (“EAA”) and the Export Administration Regulations promulgated thereunder (“EAR”); the Arms Export Control Act (“AECA”) and the International Traffic in Arms Regulations promulgated thereunder (the “ITARS”); regulations to implement international economic sanctions programs involving particular countries, including regulations promulgated by the Office of Foreign Assets Control of the Department of the Treasury; any subsequent Laws and regulations of similar effect to the foregoing; any other export Laws and regulations as from time to time may be in force; and the terms and conditions of any license issued pursuant thereto. No business will be transacted nor item exported in contravention of the foregoing.

2.	Each Director, Employee and agent of the Company shall comply with the EAA and the EAR, the AECA and ITARS, international economic sanctions and all other export administration Laws and regulations, and all applicable rules, systems and procedures issued and established to comply with this Policy. There shall be no exception to this Policy, nor shall it be compromised or qualified by anyone acting for or on behalf of the Company.

PROCEDURE

1.	The Company shall establish and maintain a comprehensive internal control program (“Program”) to ensure compliance with the Laws and regulations described above and licenses issued thereunder, and shall appoint a manager responsible for export control matters. Such manager shall report to the General Counsel who shall be responsible for operating such Program.

2.	The export control manager shall operate the Program so that it meets the applicable compliance requirements of applicable Law. The export control manager shall monitor compliance with the Program and shall report any failures to the General Counsel or his or her designee. The Program shall include rules, systems, and procedures that will ensure compliance with the applicable Laws and regulations and the terms and conditions of all licenses issued to the Company thereunder.

3.	The Company shall maintain a continuing program to keep its Employees and agents advised of the applicable provisions of the export control and international economic sanctions Laws and regulations and the requirements of the Program. Any Employee or agent having a question on matters having possible implications under such Laws and regulations shall refer the question to the export control manager or the General Counsel.

OTHER REFERENCES

1.	Corporate Policy No. 3-0011 (Boycotts) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0415 dated September 7, 1989 (Compliance with Export Administration Laws and Regulations).

Boycotts Outside the United States

Date: May 21, 2003

Index No.: 3-0011

PURPOSE

This Policy provides guidelines for compliance with applicable United States federal Laws regarding participation or cooperation in boycotts outside the United States. Certain United States federal Laws and regulations, including the Export Administration Act and the Internal Revenue Code of 1986 and the regulations thereunder require the Company not to participate in certain activities (even though required by the Laws of another country in which the Company operates or to which it sells goods or services) which have the effect of boycotting or furthering another country’s boycott of United States businesses and countries friendly to the United States. In addition, these Laws and regulations require that the Company not furnish certain information as to the identity or nationality of its Directors, Employees, shareholders, subcontractors and suppliers or as to the presence or absence of Company operations or business dealings in or with countries subject to a boycott where such information is requested in furtherance of the boycott. Finally, these Laws require the Company to report the receipt of boycott related requests whether or not the Company complies with the requests.

POLICY

1.	The Company will sell its products and services only where permitted under the applicable Laws of the countries in which the Company operates.

2.	The Company will, in the conduct of its business, comply with the applicable Laws of the United States regarding boycotts.

PROCEDURE

1.	The Company shall maintain a continuing program to keep its Employees and agents advised of the applicable provisions of the Laws and regulations dealing with participation in boycotts and of the provisions of this Policy.

2.	Any action which may require a report to a governmental agency in compliance with a boycott request, even though such action is not prohibited by Law or applicable regulations and does not invoke any tax sanctions, must be cleared in advance with the Law Department.

3.	Neither the Company nor any of its Directors, Employees or agents shall take any action which will violate the Laws or regulations dealing with participation in boycotts.

OTHER REFERENCES

1.	Corporate Policy No. 3-0010 (Export Administration and International Economic Sanctions) should be consulted.

2.	Corporate Policy No. 3-0001 (General Policy Regarding Laws and Business Conduct) should be consulted with respect to discrimination.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0404 dated May 5, 1977 (International Boycotts).

Political Contributions

Date: May 21, 2003

Index No.: 3-0012

PURPOSE

The Company encourages participation in the political process by its Employees. The United States federal government, some states and some other countries have, however, enacted Laws regulating campaign contributions in order to limit the political influence of certain types of contributors, such as corporations. This Policy sets forth certain rules regarding Company and Employee contributions to political candidates and participation in political campaigns.

POLICY

1.	The Company will comply with applicable Laws regulating political influence and campaign contributions.

2.	The Company believes strongly in the democratic political process and that its Directors, Employees and agents should take an active interest in fostering principles of good government in the nations, states and communities in which they live. Directors and Employees may spend their own time and funds supporting political candidates and issues but they will not be reimbursed by the Company in any way for such time or their funds used for political contributions. Directors and Employees are urged to be sure that their personal political contributions and activities are in compliance with applicable Law. For example, persons who are not United States citizens are not permitted to make political contributions to candidates in federal, state or local elections in the United States. Other countries also have Laws regulating political contributions.

3.	No Director, Employee or agent shall apply any pressure, direct or implied, on any other Employee that infringes upon an individual’s right to decide whether, to whom and in what amount a personal political contribution is to be made.

4.	Directors, Employees and agents who represent the Company in political and governmental matters must comply with all Laws that regulate corporate participation in public affairs. Under various statutes, certain conduct, which is permitted and encouraged for individuals, is prohibited on the part of corporations. It is the Company’s policy to comply fully with these prohibitions.

5.	The Company is legally prohibited from contributing directly or indirectly in support of political candidates for elective federal office in the United States and is similarly prohibited from making such contributions in certain states and other countries. Indirect expenditures on behalf of a candidate, such as travel on Company aircraft, may be considered as contributions in this regard.

6.

No political contribution of Company funds, property or services can be made by the Company, or in the name of the Company, except in accordance with a plan approved by the Chief Executive Officer or his or her designee. Such approval is subject to assurance by the Law Department that such contribution is legal and proper under applicable Laws and regulations.

7.	When permitted by Law and authorized by the Chief Executive Officer or his or her designee, Company funds and facilities may be used to provide the needed administrative support for the operation of Political Action Committees or political action programs, the purposes of which include the disbursement of financial contributions made by certain Employees, shareholders and/or others to political parties or candidates. No Company funds, facilities or other property will be used for other than administrative support of such a committee.

8.	When permitted by Law, and authorized by the Chief Executive Officer or his or her designee, expenditures of Company funds may be made to inform or influence the voting public on an issue of importance to the business of the Company and its shareholders.

PROCEDURE

If an Employee or Director is requested to make a political contribution or to provide assistance on behalf of the Company, whether personal or corporate, and such Employee or Director has any questions regarding this Policy or applicable Law, the Employee or Director should consult with the Vice President - Government Relations or the Law Department.

OTHER REFERENCES

1.	Corporate Policy No. 3-0005 (Sensitive Transactions) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0409 dated June 23, 1982 (Political Contributions).

Antitrust & Competition Laws

Date: May 21, 2003

Index No.: 3-0013

PURPOSE

This Policy provides guidelines for compliance with all applicable antitrust and competition Laws.

POLICY

1.	The Company will comply in all respects with applicable antitrust and competition Laws.

2.	No Director, Employee or agent of the Company shall enter into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor in regard to prices, terms or conditions of sale or service, production, distribution, territories or customers; nor exchange or discuss with a competitor prices, terms or conditions of sale or service, or any other competitive information; nor engage in any other conduct which violates any applicable antitrust or competition Laws. Normal subcontracting arrangements or joint proposals with competitors which are not in violation of applicable antitrust or competition Laws and which have been approved by the Law Department are not prohibited by this Policy. Any discussion with competitors in connection with a project in which the competitor is an alliance partner, joint venturer or subcontractor must be precleared and coordinated with the Law Department.

3.	Each Director, Employee and agent responsible for the conduct or practices of the Company which may involve the application of the antitrust or competition Laws should consult with and be guided by the advice of the Law Department. Any questions on matters having possible antitrust or competition implications will be referred to the Law Department prior to taking any action with respect to such matters.

4.	There shall be no exception to this Policy, nor shall it be compromised or qualified by anyone acting for or on behalf of the Company.

PROCEDURE

The Company shall establish internal procedures and controls as appropriate to implement the provisions of this Policy, including without limitation the preparation and appropriate distribution of antitrust and competition compliance training materials designed to aid the Company’s Employees and agents in fulfilling their responsibilities in antitrust and competition matters.

OTHER REFERENCES

1.	Corporate Policy No. 3-0001 (General Policy Regarding Laws and Business Conduct) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, December 3, 1992, and Policy Statement No. 3-0401 dated January 27, 1976 (Compliance with Antitrust Laws and Regulations).

Health, Safety & Environment

Date: May 21, 2003

Index No.: 3-0014

PURPOSE

This Policy establishes and communicates the Company’s policy concerning the protection of the health and safety of the Company’s Employees and other persons affected by the Company’s business activities and the prevention of environmental pollution with respect to the Company’s business activities and operations.

POLICY

1.	The Company will comply with all applicable Laws and relevant industry standards of practice concerning protection of health and safety of its Employees in the work place and other persons affected by its business activities and the prevention of environmental pollution. Protection of health, safety, and the prevention of pollution to the environment is a primary goal of the Company and the management of the Company shall take such actions as are reasonable and necessary to achieve such goal and carry out this Policy.

2.	We will continuously evaluate the health, safety and environmental (“HSE”) aspects of our products and services. The goal will be to develop and provide products and services that have no undue environmental impact and are safe in their intended use, efficient in their consumption of energy and natural resources and can be recycled, reused or disposed of safely.

3.	All Directors and Employees of the Company will conduct their duties and responsibilities in a manner which is compatible with achieving these goals and carrying out this Policy.

4.	The Company believes that effective HSE management is good business. As in other areas of our business, the Company is committed to continual improvement of HSE management practices.

5.	The Company will communicate and make available this Policy to its Employees, clients, contractors, suppliers, partners and customers and with the communities in which it operates in order to achieve these goals and carry out these Policies.

PROCEDURE

1.	This Corporate Policy shall be implemented by the Company under the oversight of the Health, Safety and Environment Committee of the Board of Directors (“HSE Committee”).

2.	The Company shall establish and maintain self-assessment and audit programs sufficient to provide management of the Company and the HSE Committee with reports and other information concerning the Company’s compliance with this Policy.

3.	The Chief Executive Officer of the Company shall designate a senior officer of the Company as its Chief Health, Safety and Environment Officer (“Chief HSE Officer”).

4.	The Chief HSE Officer shall oversee the administration of this Corporate Policy and shall make such recommendations to the HSE Committee as he or she shall deem appropriate to carry out such Policy and achieve its goals. The Chief HSE Officer shall report to the HSE Committee at least once each year concerning the Company’s compliance with this Corporate Policy and the activities administered by the Chief HSE Officer.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993, Policy No. 3-0016 dated May 18, 1993, and Policy Statement No. 3-0417 dated November 15, 1990 (Environmental Policy).

Defalcation, Misappropriation & Similar Irregularities (Fraud)

Date: May 21, 2003

Index No.: 3-0015

PURPOSE

This Policy establishes and communicates the Company’s policy regarding the prohibition, recognition, reporting and investigation of suspected fraud, defalcation, misappropriation and other similar irregularities.

DEFINITIONS

The term “Fraud” as used in this Policy includes, but is not limited to, defalcation, misappropriation and other irregularities including such things as any:

•	dishonest or fraudulent act;

•	defalcation;

•	embezzlement;

•	forgery or alteration of negotiable instruments such as Company checks and drafts;

•	misappropriation of Company, Employee, customer, partner or supplier assets;

•	conversion to personal use of cash, securities, supplies or any other Company asset;

•	unauthorized handling or reporting of Company transactions; and

•	falsification of Company records or financial statements for personal or other reasons.

The above list is not all-inclusive but is intended to be representative of situations involving fraud. Fraud may be perpetrated not only by Company Employees, but by agents and other outside parties as well. All such situations require specific action by the Company.

POLICY

1.	The Company prohibits all Fraud.

2.	Directors and Employees are obligated to protect the Company’s assets and ensure their efficient use. The theft, carelessness and waste of Company assets by Employees and Directors are prohibited since such actions and conduct have a direct and negative impact on the Company’s profitability. All Company assets shall only be used for the legitimate business purposes of the Company.

3.	The responsibility for detecting Fraud in the Company is that of management. The Chief Financial Officer bears the primary responsibility.

4.	Situations involving suspected Fraud shall be reported to the Audit Services Department, the Security Department, the Chief Financial Officer or the Law Department. All Fraud investigations will be conducted under the authorization and direction of the Law Department.

5.	The Company’s Director - Audit Services shall be notified of suspected significant Fraud (more than $50,000 of estimated loss), and any Fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls. The Company Director - Audit Services shall notify the Chief Executive Officer, the Chief Financial Officer and Audit Committee of any suspected Fraud involving management or other employees who have a significant role in the Company’s internal controls and shall also notify the Audit Committee if it appears that there is any substance to the alleged Fraud.

6.	Fraud involving more than $50,000 of estimated loss, and any Fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls, will be reported to the Audit Committee of the Board of Directors and the Chief Executive Officer and the Chief Financial Officer.

7.	The Company’s Director - Audit Services, the General Counsel, the Chief Financial Officer and the Director of Business Conduct will maintain close liaison with each other and will participate in joint investigations as deemed appropriate under the circumstances.

OTHER REFERENCES

1.	Corporate Policy No. 3-0001 (General Policy Regarding Laws and Business Conduct) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993 and December 3, 1992.

Harassment

Date: May 21, 2003

Index No.: 3-0016

PURPOSE

This Policy establishes and communicates the Company’s policy prohibiting harassment.

POLICY

1.	The Company believes that all Employees should be treated with dignity and respect.

2.	It is the policy of the Company to provide a work environment which is free from harassment. The Company prohibits all forms of harassment of its Employees by Directors and other Employees, including supervisors or other members of management.

3.	It is the responsibility of every Employee and Director to cooperate in reaching this goal. Harassment is considered a serious act of misconduct and may subject an Employee to disciplinary action including immediate discharge. As used in this Policy, the term “harassment” includes sexual, racial, ethnic, and other forms of harassment, including harassment based upon disability.

4.	Some examples of what may be considered harassment, depending on the facts and circumstances, include the following:

Verbal or Written Harassment. For example, unwelcome or derogatory comments regarding a person’s race, color, sex, religion, ancestry, ethnic heritage, mental or physical disability, age, appearance or other classification protected by Law; threats of physical harm; or the distribution, including by email or other electronic media, or display in any Company work area, of written or graphic material having such effects.

Physical Harassment. For example, hitting, pushing or other aggressive physical contact, touching or threats to take such action, or inappropriate gestures.

Sexual Harassment. For example, unwelcome sexual conduct, whether verbal or physical, including, among other things, sexual advances, demands for sexual favors, or other verbal or physical conduct of a sexual nature, whether or not it was designed or intended to promote an intimate relationship.

Racial Harassment. For example, unwelcome or derogatory comments regarding a person’s race, color, ancestry or ethnic heritage; or distribution, including email or other electronic media, or display in any Company work area, of written or graphic material having such effects.

5.	It is not considered harassment of any sort for supervisors and other members of management to enforce job performance and standards of conduct in a fair and consistent manner.

6.	Employees who violate this Policy against harassment will be subject to disciplinary action at the discretion of the Company, up to and including suspension and termination of employment. Supervisors and other members of management who fail to report violations by others of which they become aware, also will be subject to disciplinary action, up to and including suspension and termination of employment.

PROCEDURE

1.	Any Employee who believes she or he is being harassed should consider telling the offending party that she or he objects to that conduct. This often solves the problem. However, if an Employee is not comfortable confronting the offending party (or if the offending party’s unwelcome conduct continues), the Employee should advise his or her immediate supervisor of the offending conduct. If the Employee is more comfortable discussing the issue with someone other than his or her immediate supervisor, or if the immediate supervisor has not taken what the Employee regards as appropriate action to solve the problem, the Employee should contact a Human Resources or Law Department representative.

2.	All such complaints will be investigated promptly and discreetly. Employees will not suffer adverse consequences as a result of reporting any act of harassment, including sexual harassment.

OTHER REFERENCES

1.	Corporate Policy No. 3-0002 (Equal Employment Opportunity) should be consulted.

Approved as revised: Board of Directors

May 21, 2003

Previous Revisions: May 18, 1999, February 20, 1997, December 2, 1993 and December 3, 1992.

United States Federal Government Contracting

Date: May 21, 2003

Index No.: 3-0017

PURPOSE

This Policy establishes standards, including Employee training and nonconformance reporting guidelines, to ensure that the Company complies with federal regulations applicable to United States governmental contracts.

POLICY

1.	The Company will comply with all applicable regulations applicable to United States governmental contracts.

2.	All Employees involved in the performance of work under governmental contracts are to be adequately informed and sufficiently trained in the policies and practices contained in this Code of Business Conduct and other Company policies specifically relating to government contracting. Each business unit with contracts with the United States government is responsible for ensuring that Employee training regarding these policies is conducted and that such training is properly documented.

PROCEDURE

1.	Reporting Nonconformance

The Company takes appropriate, timely action to correct any violations of United States governmental standards. If an Employee has a question concerning the propriety of a transaction, the Employee must report the transaction to his or her immediate supervisor. If the supervisor finds the question to have substance, the supervisor must report the transaction to the General Counsel or his or her designee. The supervisor must advise the Employee of the action the supervisor has taken. If the Employee disagrees with the supervisor or if the Employee is not comfortable reporting the transaction to the supervisor, the Employee may contact the General Counsel or his or her designee directly.

2.	Cost and Pricing Data on Proposals

When cost and pricing data are required to be submitted in order to respond to a government solicitation, the cost and pricing data must be current, accurate, and complete at the time of submission. All costs are to be properly recorded, documented, and retained in compliance with United States federal procurement regulations. Each business unit doing business with the United States government must invoice the government in strict compliance with United States governmental cost principles and other United States federal regulations.

3.	Proprietary and Security Issues

Many United States governmental projects in which the Company participates may involve classified or proprietary materials or information. In these projects, the Company will comply with all United States government security regulations in order to prevent unauthorized access, distribution, or use of any classified information.

4.	Employment of Former Military, United States Department of Defense, or Other Federal Employees

The Company will comply with applicable United States federal statutes and regulations governing the employment of former United States military, Department of Defense, or other federal employees. When the Company contemplates hiring a former United States governmental employee or engaging the employee as a consultant, the responsible business unit manager shall consult with the Law Department for guidance as to the proper lawful procedures that must be observed.

Approved: Board of Directors

May 21, 2003

Previous Revision: May 18, 1999 and February 20, 1997.